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                     [Letterhead of Capital Resources, Inc.]



                                January 4, 2005


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:  Kentucky First Federal Bancorp
              Registration Statement on Form S-1
              Request for Acceleration of Effectiveness
              File No. 333-119041

To Whom It May Concern:

         Capital Resources, Inc. hereby respectfully requests that the effective date of the above referenced Registration Statement on Form S-1 be accelerated to 5:30 p.m. on January 6, 2005, or as soon thereafter as practicable, subject to confirmation by telephone.

                                        Very truly yours,

                                        /s/ James L. Ford

                                        James L. Ford
                                        Sr. Vice Presient





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                                January 4, 2005


U.S. Securities and Exchange Commission
Division of Corporation Finance
450 Fifth Street, N.W.
Washington, D.C.  20549

         Re:  Kentucky First Federal Bancorp
              Registration Statement on Form S-1
              Request for Acceleration of Effectiveness
              File No. 333-119041

Ladies and Gentlemen:

         Pursuant to Rule 461 of Regulation C, and in connection with the above-referenced Registration Statement, Kentucky First Federal Bancorp (the "Company") hereby requests that said Registration Statement on Form S-1 be declared effective at 5:30 p.m. on January 6, 2005, or as soon thereafter as practicable, subject to confirmation by telephone.

         If you have any questions regarding this request, please telephone Gary
R. Bronstein or Joel E. Rappoport of Muldoon Murphy & Aguggia LLP at (202) 362-0840.

                                    Very truly yours,

                                    KENTUCKY FIRST FEDERAL BANCORP

                                    /s/ Tony D. Whitaker

                                    Tony D. Whitaker
                                    Chief Executive Officer